Exhibit 10.5

FIRST AMENDED AND RESTATED

DELPHI AUTOMOTIVE LLP

BOARD OF MANAGERS

2010 CLASS E-1 INTEREST INCENTIVE PLAN

1.	PURPOSE.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating and rewarding Eligible Persons, and promoting the creation of long-term value for interest holders of the Company by closely aligning the interests of Participants with those of such holders. The Plan authorizes the award of Interest-based incentives to Eligible Persons to encourage such persons to expend their maximum efforts in the creation of value to interest holders of the Company.

2.	DEFINITIONS.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Award” means Restricted Interests granted under the Plan.

(b) “Board” means the Board of Managers of Delphi Automotive LLP or the comparable governing body of its successor or any parent holding company.

(c) “Cause” means (i) a Participant’s conviction of any crime (A) constituting a felony, or (B) that has, or could reasonably be expected to result in, a material adverse impact on the performance of Participant’s duties to the Company, or otherwise has, or could reasonably be expected to result in, a material adverse impact to the business or reputation of any member of the Company Group; (ii) willful misconduct of the Participant, in connection with his or her service on the Board, that has, or could reasonably be expected to result in, material injury to the business or reputation of any member of the Company Group; or (iii) any breach of a Participant’s fiduciary obligations to the Company or other member of the Company Group.

(d) [Intentionally Omitted]

(e) [Intentionally Omitted]

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(g) “Committee” means the Compensation Committee of the Board or the comparable body of any successor to Delphi Automotive LLP or any parent holding company.

(h) “Company” means Delphi Automotive LLP, a limited liability partnership incorporated under the laws of England and Wales, and its successors, together with its direct or indirect subsidiaries and, if applicable, its parent holding company.

(i) “Company Group” means the Company, together with its direct and indirect subsidiaries.

(j) “Disability” means the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code.

(k) “Effective Date” shall mean June 30, 2010.

(l) “Eligible Person” means each person listed on Exhibit A attached hereto.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(n) “Fair Market Value” means, as of any date when Interests are listed on one or more national securities exchanges or over-the-counter markets, or are readily traded through market makers (including on a so-called “Rule 144A market”), the average closing price of the Interests during the thirty (30) day period immediately prior to the date of determination based on the volume of trading of the Interests on each trading day during such thirty (30) day period. If any Company equity security (but not the Interests) are listed on one or more national securities exchanges or over-the-counter markets, or are readily traded through market makers (including on a so-called “Rule 144A market”), the Fair Market Value of the Interest shall mean the amount determined by the Board in good faith, which determination shall be based upon the enterprise value of the Company based upon the average closing price of such Company security (or securities) during the thirty (30) day period immediately prior to the date of determination based on the volume of trading of such security (or securities) on each trading day during such thirty (30) day period. If neither the Interests nor any other Company equity security are listed on a national securities exchange or trading on the Rule 144A market, and representative quotes are not otherwise available, the Fair Market Value shall mean the amount determined by the Board in good faith, which determination shall be based upon the enterprise value of the Company based upon a determination by a Valuation Firm made no less than six (6) months prior to the applicable date of repurchase.

(o) “Initial Public Offering” means a firm commitment underwritten public offering registered under the Securities Act covering the offer and sale of the common equity securities of the Company pursuant to which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds $200 million.

(p) “Interests” means Class E-1 Membership Interests (as defined in the LLP Agreement), and such other securities as may be substituted for Interests pursuant to Section 10 hereof.

(q) “Interfering Activity” means, with respect to any Participant, (i) the interference with any relationship with any customer, client, service provider or employee of any member of the Company Group, or (ii) the unauthorized disclosure or use of confidential or proprietary information of any member of the Company Group. For the avoidance of doubt, a Participant’s service on a board of directors or managers shall not, by itself, constitute Interfering Activities for purposes of this Plan.

(r) “LLP Agreement” shall mean the Second Amended and Restated Limited Liability Partnership Agreement of the Company, dated June 30, 2010, as it may be amended from time to time.

(s) [Intentionally Omitted]

(t) “Participant” means an Eligible Person who has been granted Interests under the Plan, or if applicable, such other person or entity who holds Interests.

(u) “Permitted Transfer” means any transfer by a Participant of all or any portion of his or her vested Interests, in connection with legitimate estate planning purposes, to (i) such Participant’s spouse or direct lineal descendents, (ii) any trust established for the sole benefit of such Participant or such Participant’s spouse or direct lineal descendents, provided such Participant is the trustee of such trust, (iii) any other entity (including an Individual Retirement Account or similar investment account) in which the direct and beneficial owner of all voting securities of such entity is held by such Participant, or (iv) such Participant’s heirs, executors, administrators or personal representatives upon the death, incompetency or Disability of such Participant.

(v) “Plan” means this Delphi Automotive LLP Board of Managers 2010 Class E-1 Interest Incentive Plan.

(w) “Prohibition Event” has the meaning set forth in Section 8(c) below.

(x) “Put Right” has the meaning set forth in Section 8(b) below.

(y) “Repurchase Price” means an amount equal to the Fair Market Value of the Interests on the date of repurchase.

(z) “Repurchase Right” has the meaning set forth in Section 8 below.

(aa) “Repurchase Right Exercise Period” means

(i) following a Participant’s Termination by the Company without Cause or as a result of the Participant’s death or Disability, the period commencing on the later of (x) the date of the Participant’s Termination, and (y) the fifth (5th) anniversary of the first day of the calendar month in which the Participant first became a member of the Board, and ending on the earliest to occur of (A) a Sale of the Company, (B) an Initial Public Offering, and (C) the ninetieth (90th) day following commencement of the Repurchase Right Exercise Period; and

(ii) following a Participant’s Termination for any reason other than by the Company without Cause or as a result of the Participant’s death or Disability, the period commencing on the date of the Participant’s Termination with the Company and ending on the earliest to occur of (A) a Sale of the Company, (B) an Initial Public Offering, and (C) the ninetieth (90th) day following such Termination.

(bb) “Restricted Interest” means an Interest granted to a Participant under Section 5 hereof that is subject to certain restrictions and to a risk of forfeiture.

(cc) “Restricted Interest Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Interest grant in substantially the form attached hereto as Exhibit B.

(dd) “Sale of the Company” means (i) any sale of all or substantially all of the assets or ownership interests in the Company (by merger or otherwise) in a single transaction or series of related transactions to any persons or entities unaffiliated with the Company that results in net proceeds to the Company or the Members (as defined in the LLP Agreement) of not less than $3,641,757,563, less any Distributions (as defined in the LLP Agreement) made in accordance with the LLP Agreement, or (ii) the sale to any persons or entities unaffiliated with the Company of at least sixty five percent (65%) of the then-outstanding Class B Membership Interests (as defined in the LLP Agreement).

(ee) “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(ff) “Termination” means the termination or resignation of a Participant as a member of the Board.

(gg) “Valuation Firm” means an independent valuation firm selected by the Company that is reasonably acceptable to the Board.

3.	ADMINISTRATION.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (i) prescribe rules and regulations for the administration of the Plan; (ii) construe and interpret the Plan and Restricted Interest Agreements and correct defects, supply omissions, or reconcile inconsistencies therein; and (iii) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive and binding on all persons, including, without limitation, the Company, any other member of the Company Group, Eligible Persons, Participants and beneficiaries of Participants.

(b) Shared Authority of the Committee and the Board. The Committee, with the consent of the Board, shall have the full and final authority in each case subject to and consistent with the provisions of the Plan, to (i) select Eligible Persons to become Participants and (ii) grant Awards.

(c) Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any other member of the Company Group, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including but not limited to administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan.

4.	INTERESTS AVAILABLE UNDER THE PLAN.

(a) Number of Interests Available for Delivery. Subject to adjustment as provided in Section 10 hereof, the total number of Interests reserved and available for delivery in connection with Awards under the Plan shall be 24,000. Interests delivered under the Plan shall consist of authorized and unissued Interests or, to the extent authorized, previously issued Interests reacquired by the Company on the open market or by private purchase. Exhibit A attached hereto sets forth (i) a list of Eligible Persons who will receive Awards pursuant to this Plan as of the Effective Date, and (ii) the number of Restricted Interests each such Eligible Person will receive as of the Effective Date.

(b) Interest Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments if the number of Interests actually delivered differs from the number of Interests previously counted in connection with an Award. To the extent that any Interests are forfeited or repurchased, such Interests will again be available for grant. Interests that are settled in cash shall be deemed to constitute Interests delivered to the Participant and shall not again be available for grant under the Plan.

5.	RESTRICTED INTERESTS.

(a) General. The terms and conditions of Restricted Interests shall be evidenced by a Restricted Interest Agreement. Subject to the restrictions set forth in Section 5(b), a Participant shall generally have the rights and privileges of a holder of Interests under the LLP Agreement as to such Restricted Interests. Distributions (other than tax distributions pursuant to the LLP Agreement), if any, with respect to Restricted Interests shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the Restricted Interests to which such distributions relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any distributions withheld.

(b) Vesting. A Restricted Interest shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee, with the consent of the Board, and set forth in a Participant’s Restricted Interest Agreement. Notwithstanding anything contained herein to the contrary, the Board shall have the authority to remove any or all of the restrictions on Restricted Interests whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Interest Award, such action is appropriate.

(c) Book Entry; Certificates. Restricted Interests granted under the Plan may be evidenced in such manner as the Committee shall determine. Unless otherwise determined by the Committee, in its sole discretion, the Restricted Interests shall be held in book entry form, rather than delivered to the Participant. If certificates representing Restricted Interests are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Interests, that the Company retain physical possession of the certificates, and that the Participant deliver a unit power to the Company, endorsed in blank, relating to the Restricted Interests.

(d) Termination. Except as may otherwise be provided in a Restricted Interest Agreement, in the event of a Participant’s Termination with the Company for any reason prior to the time that such Participant’s Restricted Interests have vested, (i) all vesting with respect to such Participant’s Restricted Interests shall cease, and (ii) all unvested Restricted Interests shall be forfeited by the Participant to the Company for no consideration as of the date of such Termination; provided, however, in the event of a Participant’s Termination for Cause, in addition to the treatment of clause (ii) above, all Restricted Interests that have previously vested shall be forfeited by the Participant to the Company for no consideration as of the date of such Termination for Cause.

6.	LLP AGREEMENT.

As a condition of the grant of any Award, to the extent that a Participant is not already a party to the LLP Agreement, such Participant shall be required to execute and become a party to the LLP Agreement.

7.	TRANSFER RESTRICTIONS.

(a) General. Except (i) as otherwise approved by the Board, or (ii) pursuant to subsection (b) below, Interests acquired by a Participant pursuant to the vesting of any Award granted hereunder may not be sold, transferred or otherwise disposed of prior to first to occur of an Initial Public Offering and a Sale of the Company; provided, however, in the case of an Initial Public Offering, such transfer restriction may, if such extension is required by any underwriters managing such offering, be extended by a period of not more than one hundred eighty (180) days following such Initial Public Offering, or if later, the date upon which a similar lock-up imposed on other holders of Company securities expires, and in such case, each Participant shall, at the request of such underwriters, execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the Interests (or securities received upon conversion of Interests) subject to the foregoing restriction until the expiration of such restriction.

(b) Permitted Transfers. Interests acquired upon vesting of an Award may be transferred in connection with a Permitted Transfer; provided, however, that it shall be a condition of each such Permitted Transfer that (x) the transferee agrees to be bound by the terms of the Plan and the Restricted Interest Agreement as though no such transfer had taken place, and that (y) the Participant has complied with all applicable law in connection with such transfer. The Participant and the transferee shall execute any documents reasonably required by the Committee to effectuate such Permitted Transfer.

(c) LLP Agreement. Notwithstanding anything contained herein to the contrary, the sale, transfer or disposition of any Interests, including any Permitted Transfer, shall be subject to compliance with the terms and conditions of the LLP Agreement.

8.	REPURCHASE RIGHTS UPON TERMINATION.

(a) Company Repurchase Right. If, prior to the earlier to occur of a Sale of the Company or an Initial Public Offering, a Participant undergoes a Termination with the Company for any reason then, at any time during the Repurchase Right Exercise Period, the Company (with the approval of the Board) shall have the right, but not the obligation, to repurchase Interests received pursuant to Awards granted hereunder at a per Interest price equal to the Repurchase Price (the “Repurchase Right”). The Repurchase Right shall be exercisable upon written notice to a Participant indicating the number of Interests to be repurchased and the date on which the repurchase is to be effected, such date to be not more than thirty (30) days after the date of such notice; provided, however, if a new valuation by a Valuation Firm is required in connection with such repurchase, the date of repurchase shall be not more than thirty (30) days after the date that the Valuation Firm delivers its final report as to Fair Market Value of the Interests. To the extent not otherwise held in book entry form by the Company, the certificates representing the Interests to be repurchased shall be delivered to the Company prior to the close of business on the date specified for the repurchase. The aggregate Repurchase Price shall be paid in a lump-sum at the time of repurchase.

(b) Limited Put Right. If, prior to the earlier to occur of a Sale of the Company or an Initial Public Offering, a Participant undergoes a Termination with the Company on account of such Participant’s death or Disability then, for a period of one hundred and eighty (180) days following such Termination, the Participant (or his estate) shall have the right, but not the obligation, to require the Company to (and the Company shall) repurchase Interests received pursuant to Awards granted hereunder at a per Interest price equal to the Repurchase Price (the “Put Right”). The Put Right shall be exercisable upon written notice to the Board indicating the number of Interests to be repurchased and the date on which the repurchase is to be effected, such date to be not more than thirty (30) days after the date of such notice; provided, however, if a new valuation by a Valuation Firm is required in connection with such repurchase, the date of repurchase shall be not more than thirty (30) days after the date that the Valuation Firm delivers its final report as to Fair Market Value of the Interests. To the extent not otherwise held in book entry form by the Company, the certificates representing the Interests to be repurchased shall be delivered to the Company prior to the close of business on the date specified for the repurchase. The aggregate Repurchase Price shall be paid in a lump-sum at the time of repurchase.

(c) Prohibition Events. Notwithstanding anything contained in this Section 8 to the contrary, in the event that any repurchase described herein would result in a default under any applicable financing documents of the Company or any other member of the Company Group, or would otherwise be prohibited by applicable law (as applicable, a “Prohibition Event”), commencement of the applicable Repurchase Right Exercise Period shall be delayed until the Prohibition Event ceases to exist.

9.	INTERFERING ACTIVITIES.

Notwithstanding anything contained in the Plan to the contrary, in the event that a Participant engages in any Interfering Activity during the term of such Participant’s service on the Board or during the twelve (12) month period following such Participant’s Termination with the Company for any reason, the Committee may determine, in its sole discretion, to (a) require all Awards held by such Participant to be immediately forfeited and returned to the Company without additional consideration, (b) require all Interests that vested within the twelve (12) month period prior to the date of such Interfering Activity to be immediately forfeited and returned to the Company without additional consideration, and (c) to the extent that such Participant received any profit from the sale of any Interest received in connection with an Award within the twelve (12) month period prior to the date of such Interfering Activity, require that such Participant promptly repay to the Company any profit received pursuant to such sale.

10.	COMPANY TRANSACTIONS.

(a) Notwithstanding the foregoing, and except as otherwise provided for in a Restricted Interest Agreement, in connection with (i) a merger or consolidation involving the Company in which the Company is not the surviving entity; (ii) a merger or consolidation involving the Company in which the Company is the surviving entity but the holders of Interests receive securities of another corporation and/or other property, including cash; (iii) a sale of all or substantially all of the assets of the Company; or (iv) the reorganization or liquidation of the Company (each, a “Company Transaction”), the Board may, in its discretion, provide for any one or more of the following:

(1) require that such Award be assumed or substituted in connection with such Company Transaction, in which case, the Awards shall be subject to the capitalization adjustments as provided in the LLP Agreement;

(2) accelerate the vesting of Awards, subject to the consummation of such Company Transaction;

(3) cancel any or all vested and/or unvested Awards as of the consummation of such Company Transaction, and provide that Participants who hold vested Awards (including any Awards that would vest on the Company Transaction but for cancellation) so cancelled will receive a payment in respect of cancellation of their Awards based on the equivalent amount of the per Interest consideration being paid for a Interest in connection with such Company Transaction; or

(4) replace Awards with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Company Transaction), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced, and payment to be made within thirty (30) days of the applicable vesting date.

Payments to holders pursuant to clause (3) above shall be made in cash, or, in the sole discretion of the Board, in the form of such other consideration necessary for a Participant to receive the same property, cash or securities (or combination thereof) as other holders of Interests in the transaction. In addition, in connection with any Company Transaction, prior to any payment or adjustment contemplated under this subsection (a), the Board may require a Participant to (i) represent and warrant as to the unencumbered title to his or her Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Interests; and (iii) deliver customary transfer documentation as reasonably determined by the Board.

(b) Fractional Interests. Any adjustment provided under this Section 10 may provide for the elimination of any fractional Interest which might otherwise become subject to an Award.

11.	RIGHTS AND PRIVILEGES AS AN INTEREST HOLDER.

Except as otherwise specifically provided in the Plan, no person shall be entitled to the rights and privileges of Interest ownership until such Interests have been issued to that person.

12.	EMPLOYMENT OR SERVICE RIGHTS.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of Awards, to be selected for a grant of any additional Awards. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or any other member of the Company Group.

13.	COMPLIANCE WITH LAWS.

The obligation of the Company to deliver Interests hereunder shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Restricted Interest Agreement to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any Interests unless such Interests have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received advice of counsel, satisfactory to the Company, that such Interests may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the Interests to be offered or sold under the Plan. If the Interests offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such Interests and may legend the Interest certificates representing such Interests in such manner as it deems advisable to ensure the availability of any such exemption.

14.	AMENDMENT OF THE PLAN OR AWARDS.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan; provided, however, that the Board shall not, without member approval, make any amendment to the Plan that requires member approval pursuant to applicable law or, at any time that the Interests are listed on any national securities exchange, the applicable rules of the national securities exchange on which the Interests are principally listed. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless the Participant consents in writing.

(b) Amendment of Awards. The Board, at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 10 hereof, shall constitute an amendment of an Award for such purpose).

15.	TERMINATION OR SUSPENSION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Rights with respect to Awards granted before suspension or termination of the Plan shall not be impaired by any amendment, suspension or termination of the Plan unless the Participant consents in writing.

16.	EFFECTIVE DATE OF THE PLAN.

The Plan is effective as of the Effective Date.

17.	MISCELLANEOUS.

(a) Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations and customs of the country in which the Participant is then a resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such Award to a Participant who is a resident or primarily employed in the United States. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by such Participants. An Award may be modified under this Section 17(a) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.

(b) No Liability of Committee Members or Members of the Board. No member of the Committee and no member of the Board shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or as a member of the Board nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each member of the Board and each other employee, officer, Manager or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s LLP Agreement, certificate or articles of incorporation, by-laws or other constitutional documents, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(c) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of laws thereof.

(d) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(e) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company or any other member of the Company Group and upon any other information furnished in connection with the Plan by any person or persons other than such member.

(f) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

*        *        *

EXHIBIT A

Eligible Person	Number of Restricted Interests
Gary L. Cowger	2,000
Nicholas M. Donofrio	2,000
Mark P. Frissora	2,000
Rajiv L. Gupta	2,000
John A. Krol	4,000
J. Randall MacDonald	2,000
Sean O. Mahoney	2,000
Michael M. McNamara	2,000
Thomas W. Sidlik	2,000
Bernd Wiedemann	2,000
Lawrence A. Zimmerman	2,000